Exhibit 107

Calculation of Filing Fee Table

Form S-1

Structure Therapeutics Inc.

Table 1 - Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(2)(3)	Fee Rate	Amount of Registration Fee(3)
Equity	Ordinary Shares, $0.0001 par value per share	Rule 457(o)	—	—	$100,000,000	0.00011020	$11,020
Total Offering Amounts				—	$100,000,000	—	$11,020
Total Fee Offsets				—	—	—	—
Net Fee Due				—	—	—	$11,020

(1)	These Ordinary Shares are represented by American depositary shares, or ADSs each of which represents Ordinary Shares of the registrant. ADSs issuable upon deposit of the Ordinary Shares registered hereby are being registered under a separate registration statement on Form F-6.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3)	Includes the aggregate offering price of additional Ordinary Shares represented by ADSs that the underwriters have the option to purchase solely to cover over-allotments, if any.